Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-240307, 333-256402 and 333-261919) of our report dated March 31, 2022, with respect to the consolidated financial statements of 1847 Goedeker Inc., which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Friedman LLP

Marlton, New Jersey

March 31, 2022